EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 9.5%; EPS Increases 33.7% to $3.77

MEMPHIS, Tenn., Dec. 7, 2010 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.8 billion for its first quarter (12 weeks) ended November 20, 2010, an increase of 12.7% from the first quarter of fiscal 2010 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 9.5% for the quarter.

Net income for the quarter increased $28.8 million, or 20.1%, over the same period last year to $172.1 million, while diluted earnings per share increased 33.7% to $3.77 per share from $2.82 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.7% (versus 50.3% for last year's quarter). The improvement in gross margin was primarily attributable to increased penetration of Duralast product offerings and lower product acquisition costs. Operating expenses, as a percentage of sales, were 33.6% (versus 33.9% last year).  The reduction in operating expenses, as a percentage of sales, reflected leverage of store operating expenses due to higher sales, partially offset by increased incentive compensation costs (35 basis points), higher legal expenses (27 bps), and continued investments in our hub store initiative (18 basis points).

Under its share repurchase program, AutoZone repurchased 1.3 million shares of its common stock for $300 million during the first quarter, at an average price of $231 per share. At quarter end, the Company had $386 million remaining under its current share repurchase authorization.

The Company's inventory increased 4.4% over the same period last year, driven by new store openings. Inventory per store was $508 thousand consistent with last year.

"We are pleased to announce another quarter of strong performance.  This marks the eighth consecutive quarter of 20% plus growth in earnings per share and our seventeenth consecutive quarter of double digit growth.  While the macro environment for our industry remains favorable, our results are a direct result of the strong commitment to excellence of our 60,000+ AutoZoners across North America.  Their commitment to our culture and to our customers is our key point of differentiation.  Additionally, our return on invested capital on a trailing four-quarter basis reached another new all-time high at 28.6%.  We remain committed to our disciplined approach of growing operating earnings while utilizing our capital appropriately," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 20, 2010, AutoZone opened 15 new stores and replaced four stores in the U.S. and opened 3 new stores in Mexico. As of November 20, 2010, the Company had 4,404 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 241 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com, and as part of our commercial sales program, through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 7, 2010, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 14, 2010 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 28, 2010, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2011

Condensed Consolidated Statements of Operations
1st Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended November 20, 2010	12 Weeks Ended November 21, 2009

Net sales	$ 1,791,662	$ 1,589,244
Cost of sales	883,914	789,320
Gross profit	907,748	799,924
Operating, SG&A expenses	601,627	539,496
Operating profit (EBIT)	306,121	260,428
Interest expense, net	37,253	36,340
Income before taxes	268,868	224,088
Income taxes	96,792	80,788
Net income	$ 172,076	$ 143,300
Net income per share:
Basic	$ 3.85	$ 2.86
Diluted	$ 3.77	$ 2.82
Weighted average shares outstanding:
Basic	44,669	50,114
Diluted	45,634	50,824

Selected Balance Sheet Information
(in thousands)
	November 20, 2010	November 21, 2009	August 28, 2010

Cash and cash equivalents	$ 98,013	$ 79,603	$ 98,280
Merchandise inventories	2,361,512	2,262,823	2,304,579
Current assets	2,660,564	2,617,941	2,611,821
Property and equipment, net	2,532,205	2,368,846	2,519,946
Total assets	5,640,489	5,385,823	5,571,594
Accounts payable	2,519,943	2,187,347	2,433,050
Current liabilities*	3,244,887	2,804,380	3,063,960
Total debt*	2,879,217	2,739,500	2,908,486
Stockholders' equity (deficit)	(817,168)	(483,965)	(738,765)
Working capital	(584,323)	(186,439)	(452,139)

* Current liabilities and total debt both include short-term borrowings of $33,517.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 20, 2010	November 21, 2009
Net income	$ 767,087	$ 668,978
Add: Interest	159,822	147,490
Taxes	438,198	381,483
EBIT	1,365,107	1,197,951

Add: Depreciation	193,809	182,846
Rent expense	198,781	185,520
Option expense	19,940	18,930
EBITDAR	$ 1,777,637	$ 1,585,247

Debt	$ 2,879,217	$ 2,739,500
Capital lease obligations	85,019	53,004
Add: rent x 6	1,192,686	1,113,120
Adjusted debt	$ 4,156,922	$ 3,905,624

Adjusted debt to EBITDAR	2.3	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended November 20, 2010	12 Weeks Ended November 21, 2009

Depreciation	$ 44,291	$ 42,566
Capital spending	$ 45,811	$ 53,439

Cash flow before share repurchases:
Net increase / (decrease) in cash and cash equivalents	$ (267)	$ (13,103)
Subtract increase in debt	(29,269)	12,600
Add back share repurchases	299,655	204,379
Cash flow before share repurchases and changes in debt	$ 328,657	$ 178,676

Other Selected Financial Information
(in thousands, except ROIC)
	November 20, 2010	November 21, 2009

Cumulative share repurchases ($ since fiscal 1998)	$ 9,014,226	$ 7,795,296
Remaining share authorization ($)	$ 385,774	$ 104,704

Cumulative share repurchases (shares since fiscal 1998)	123,041	116,787
Shares outstanding, end of quarter	44,027	49,427

	Trailing 4 Quarters
	November 20, 2010	November 21, 2009
Net income	$ 767,087	$ 668,978
Adjustments:
Interest expense	159,822	147,490
Rent expense	198,781	185,520
Tax effect*	(130,375)	(120,882)
After-tax return	995,315	881,106

Average debt**	2,800,081	2,566,251
Average equity**	(584,704)	(217,893)
Add: Rent x 6	1,192,686	1,113,120
Average capital lease obligations**	68,271	56,690
Pre-tax invested capital	$ 3,476,334	$ 3,518,168

Return on Invested Capital (ROIC)	28.6%	25.0%

* Effective tax rate over trailing four quarters ended November 20, 2010 and November 21, 2009 is 36.4%, respectively. ** All averages are computed based on trailing 5 quarter balances.
AutoZone's 1st Quarter Fiscal 2011
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended November 20, 2010	12 Weeks Ended November 21, 2009
Domestic stores:
Store count:
Stores opened	15	38
Stores closed	--	2
Replacement stores	4	1
Total domestic stores	4,404	4,265

Stores with commercial programs	2,478	2,312

Square footage (in thousands):	28,407	27,444

Mexico stores:
Stores opened	3	5
Total stores in Mexico	241	193

Total stores chainwide	4,645	4,458

Square footage (in thousands):	30,163	28,838
Square footage per store	6,494	6,469

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	12 Weeks Ended	12 Weeks Ended	Trailing 4 quarters	Trailing 4 quarters
Total Auto Parts (Domestic and Mexico)	November 20, 2010	November 21, 2009	November 20, 2010	November 21, 2009
Total auto parts sales	$ 1,754,987	$ 1,556,261	$ 7,412,479	$ 6,782,599
% Increase vs. LY	12.8%	7.7%	9.3%	5.9%
% Increase vs. LY (excl 53rd week)				8.0%

Sales per average store	$ 379	$ 351	$ 1,629	$ 1,554
Sales per average square foot	$ 58	$ 54	$ 251	$ 241

Domestic Commercial
Total domestic commercial sales	$ 222,440	$ 183,842	$ 918,580	$ 786,262
% Increase vs. LY	21.0%	7.7%	16.8%	3.9%
% Increase vs. LY (excl 53rd week)				5.7%

All Other (ALLDATA and E-Commerce)
All other sales	$ 36,675	$ 32,983	$ 152,557	$ 145,177
% Increase vs. LY	11.2%	0.9%	5.1%	2.9%
% Increase vs. LY (excl 53rd week)				4.9%

	12 Weeks Ended November 20, 2010	12 Weeks Ended November 21, 2009
Domestic same store sales	9.5%	5.6%

Inventory Statistics (Total Stores)
	as of November 20, 2010	as of November 21, 2009
Accounts payable/inventory	106.7%	96.7%

($ in thousands)
Inventory	$ 2,361,512	$ 2,262,823
Inventory per store	$ 508	$ 508
Net inventory (net of payables)	$ (158,431)	$ 75,476
Net inventory / per store	$ (34)	$ 17

	Trailing 5 Points
	November 20, 2010	November 21, 2009
Inventory turns	1.6 x	1.6 x
CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (866) 966-3017
            ray.pohlman@autozone.com